AMENDMENT TO AGREEMENT REGARDING ASSIGNMENT OF PATENTS AND RELATED INTELLECTUAL PROPERTY

This Amendment to Agreement Regarding Assignment of Patents and Related Intellectual Property ("Amendment") is made and entered into as of the 30th day of December, 2003 by and between Non-Invasive Monitoring Systems, Inc., a Florida corporation whose business address is 1840 West Avenue, Miami Beach, Florida 33139 ("NIMS") and VivoMetrics, Inc. (f/k/a LifeShirt.com, Inc.), a Delaware corporation, whose business address is 121 North Fir Street, Ventura, California 93001 ("VivoMetrics"), based upon the following:

RECITALS

WHEREAS, VivoMetrics and NIMS entered into that certain Agreement Regarding Assignment of Patents and Related Intellectual Property on the 11th day of August, 2000 ("Agreement");

WHEREAS, any terms not defined herein have the meanings set forth in the Agreement;

WHEREAS, Section 5 of the Agreement provides for a minimum royalty payment of $250,000 during the Minimum Royalty Year;

WHEREAS, NIMS and VivoMetrics agree that the Minimum Royalty Year began April 30, 2003 and continues through April 30, 2004;

WHEREAS, royalty payments during the Minimum Royalty Year have been made in the amount of $9,798.41 for the months of May through September 2003, leaving a current balance of $240,201.59 (the "Additional Minimum Royalty") which will come due thirty days following the conclusion of the payment period ending June 30, 2004 (i.e., July 30, 2004);

WHEREAS, rather than provide for payment of one lump sum payment of the Additional Minimum Royalty on or before July 30, 2004, NIMS and VivoMetrics wish to amend the payment schedule to provide for 12 monthly payments beginning January 15, 2004 for an aggregate amount equal to the Additional Minimum Royalty.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, NIMS and VivoMetrics hereby agree as follows:

AGREEMENT

1. Subsection (ii) of Section 5 of the Agreement is hereby deleted and replaced in its entirety with the following:

> "The sum total of royalties paid during the Minimum Royalty Year shall be at least Two Hundred Fifty Thousand Dollars ($250,000) (the

"Minimum Royalty Payment"). The "Minimum Royalty Year" is defined as the year beginning April 30, 2003 and continuing through April 30, 2004. As of the date of this Amendment, payments of $9,798.41 have been made to NIMS which apply toward the Minimum Royalty Payment. The balance of the Minimum Royalty Payment shall be made in equal monthly installments beginning January 15, 2004, and shall be in the amount of $20,016.80 per month, with the last such payment being made on December 15, 2004. If the royalties coming due under subsection (i) of this Section 5 shall exceed the Minimum Royalty Payment, then any such excess shall be paid as provided by Section 6 hereinbelow. Any royalty coming due after the Minimum Royalty Year shall also be paid in accordance with Section 6 hereinbelow."

2. All other terms and conditions shall remain the same.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

"NIMS"

Non-Invasive Monitoring Systems, Inc.,
a Florida corporation

By: ______________________
Marvin Sackner, its CEO

"VivoMetrics"

VivoMetrics, Inc.,
a Delaware corporation

By: ______________________
Paul Kennedy, its CEO